News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	February 22, 2022
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2021
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2021.
“Public Storage achieved significant portfolio growth, industry-leading transformation of the customer experience, and record financial results in 2021,” said Joe Russell, President and Chief Executive Officer. “Our momentum continues with customers enjoying end-to-end digital experience options, high-growth properties in our non-same store pool comprising 25% of the portfolio, and broad opportunity for continued growth across our acquisition, development, redevelopment, and third-party management platforms. We are well-positioned for continued strength in 2022 and beyond.”

Highlights for the Three Months Ended December 31, 2021
•Reported net income allocable to common shareholders of $3.17 per diluted share.

•Reported core FFO allocable to common shareholders (“Core FFO”) of $3.54 per diluted share, an increase of 20.8% relative to the same period in 2020.

•Increased Same Store (as defined below) direct net operating income by 12.2%, resulting from a 13.7% increase in Same Store revenues.

•Achieved 79.9% Same Store direct net operating income margin, an increase of 5.5% relative to the year ended December 31, 2020.

•Acquired 106 self-storage facilities with 11.5 million net rentable square feet for $2.3 billion. Subsequent to December 31, 2021, we acquired or were under contract to acquire 15 self-storage facilities across 10 states with 1.2 million net rentable square feet, for $212.4 million.

•Opened two newly developed facilities and various expansion projects with 0.4 million net rentable square feet costing $46.9 million. At December 31, 2021, we had various facilities in development and expansion with 4.6 million net rentable square feet estimated to cost $800.0 million.

•Issued $1.75 billion of unsecured senior notes in five-, seven- and ten-year tranches bearing annual rates of 1.50%, 1.95% and 2.25%, respectively, and refinanced $350.0 million of 4.90% preferred equity with $435.0 million of 4.00% preferred equity, continuing to lower our in place cost of capital.

Highlights for the Year Ended December 31, 2021
•Reported net income allocable to common shareholders of $9.87 per diluted share.

•Reported Core FFO of $12.93 per diluted share, an increase of 21.9% from 2020.

•Increased Same Store direct net operating income by 15.0% resulting from a 10.5% increase in Same Store revenues.

•Acquired 232 self-storage facilities with 21.8 million net rentable square feet for $5.1 billion.

•Opened six newly developed facilities and various expansion projects with 1.6 million net rentable square feet costing $218.0 million.

Operating Results for the Three Months Ended December 31, 2021

For the three months ended December 31, 2021, net income allocable to our common shareholders was $558.1 million or $3.17 per diluted common share, compared to $292.2 million or $1.67 per diluted common share in 2020 representing an increase of $265.9 million or $1.50 per diluted common share. The increase is due primarily to (i) a $120.8 million increase in self-storage net operating income, (ii) our $128.7 million equity share of gains on sale of real estate recorded by PS Business Parks during the three months ended December 31, 2021, (iii) an $83.9 million increase in foreign currency exchange gains associated with our Euro denominated notes payable, partially offset by (iv) a $63.9 million increase in depreciation and amortization expense.

The $120.8 million increase in self-storage net operating income is a result of a $60.0 million increase in our Same Store Facilities, and a $60.8 million increase in our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 13.7% or $87.5 million in the three months ended December 31, 2021 as compared to 2020, due primarily to higher realized annual rent per available square foot and weighted average square foot occupancy. Cost of operations for the Same Store Facilities increased by 18.8% or $27.5 million in the three months ended December 31, 2021 as compared to 2020, due primarily to a change in property tax timing contributing to a 55.0% ($22.7 million) increase in property tax expense. The increase in net operating income of $60.8 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2020 and 2021 and the fill-up of recently developed and expanded facilities.

Operating Results for the Year Ended December 31, 2021

In 2021, net income allocable to our common shareholders was $1,732.4 million or $9.87 per diluted common share, compared to $1,098.3 million or $6.29 per diluted common share in 2020 representing an increase of $634.1 million or $3.58 per diluted common share. The increase is due primarily to (i) a $437.4 million increase in self-storage net operating income, (ii) a $209.7 million increase in foreign currency exchange gains associated with our Euro denominated notes payable, and (iii) our $149.0 million equity share of gains on sale of real estate recorded by PS Business Parks in 2021, partially offset by (iv) a $160.2 million increase in depreciation and amortization expense.

The $437.4 million increase in self-storage net operating income in 2021 as compared to 2020 is a result of a $276.9 million increase in our Same Store Facilities, and a $160.5 million increase in our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 10.5% or $262.7 million in 2021 as compared to 2020, due primarily to higher realized annual rent per available square foot and weighted average square foot occupancy. Cost of operations for the Same Store Facilities decreased by 2.0% or $14.2 million in 2021 as compared to 2020, due primarily to (i) a 36.1% ($22.4 million) decrease in marketing expenses and (ii) an 11.2% ($14.4 million) decrease in on-site property manager payroll. The increase in net operating income of $160.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and 2020 and the fill-up of recently developed and expanded facilities.

Funds from Operations
For the three months ended December 31, 2021, funds from operations (“FFO”) was $3.67 per diluted common share, as compared to $2.57 in the same period in 2020, representing an increase of 42.8%. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets. A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.
For the year ended December 31, 2021, FFO was $13.36 per diluted common share, as compared to $9.75 in the same period in 2020, representing an increase of 37.0%.

We also present "Core FFO" and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingency accruals, casualties, transactional due diligence, and advisory costs. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles FFO per share to Core FFO per share and FFO to Core FFO, respectively (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	Percentage Change	2021	2020	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of FFO per Share to Core FFO per Share:
FFO per share	$3.67	$2.57	42.8%	$13.36	$9.75	37.0%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(0.22)	0.26		(0.64)	0.56
Preferred share redemption charge (a)	0.09	0.06		0.18	0.28
Property losses and tenant claims due to casualties (b)	—	—		0.03	—
Other items	—	0.04		—	0.02
Core FFO per share	$3.54	$2.93	20.8%	$12.93	$10.61	21.9%

Reconciliation of FFO to Core FFO:
FFO allocable to common shares	$646,315	$449,358	43.8%	$2,345,835	$1,702,350	37.8%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(38,203)	45,703		(111,787)	97,953
Preferred share redemption charge (a)	14,615	9,883		31,604	48,265
Property losses and tenant claims due to casualties (b)	—	—		4,909	—
Other items	—	7,845		(543)	4,412
Core FFO allocable to common shares	$622,727	$512,789	21.4%	$2,270,018	$1,852,980	22.5%
Diluted weighted average common shares	176,079	174,749		175,568	174,642
Core FFO per share	$3.54	$2.93	20.8%	$12.93	$10.61	21.9%

(a)Preferred share redemption charge was presented in allocation of net income to preferred shareholders - redemption and equity in earnings of unconsolidated real estate entities on the Selected Income Statement Data for the respective periods in 2021 and 2020.
(b)Property losses and tenant claims due to casualties was presented in general and administrative expenses and ancillary cost of operations on the Selected Income Statement Data for 2021.

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2019. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2019, 2020, and 2021 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,274 facilities (148.7 million net rentable square feet) that represent approximately 75% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2021 (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	Percentage Change	2021	2020	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$703,258	$617,636	13.9%	$2,685,532	$2,421,295	10.9%
Late charges and administrative fees	21,487	19,620	9.5%	82,045	83,624	(1.9)%
Total revenues	724,745	637,256	13.7%	2,767,577	2,504,919	10.5%

Direct cost of operations (a):
Property taxes (b)	63,824	41,164	55.0%	266,996	257,759	3.6%
On-site property manager payroll	32,025	26,489	20.9%	114,437	128,879	(11.2)%
Repairs and maintenance	13,480	13,461	0.1%	52,619	50,763	3.7%
Utilities	9,299	9,536	(2.5)%	40,401	41,201	(1.9)%
Marketing	9,104	13,505	(32.6)%	39,639	62,017	(36.1)%
Other direct property costs	18,188	17,422	4.4%	73,621	68,294	7.8%
Total direct cost of operations	145,920	121,577	20.0%	587,713	608,913	(3.5)%
Direct net operating income (c)	578,825	515,679	12.2%	2,179,864	1,896,006	15.0%
Indirect cost of operations (a):
Supervisory payroll	(9,216)	(9,145)	0.8%	(36,984)	(40,931)	(9.6)%
Centralized management costs	(15,326)	(12,544)	22.2%	(55,316)	(49,054)	12.8%
Share-based compensation	(3,459)	(3,128)	10.6%	(17,231)	(12,553)	37.3%
Net operating income (d)	$550,824	$490,862	12.2%	$2,070,333	$1,793,468	15.4%

Gross margin (before indirect costs, depreciation and amortization expense)	79.9%	80.9%	(1.2)%	78.8%	75.7%	4.1%

Gross margin (before depreciation and amortization expense)	76.0%	77.0%	(1.3)%	74.8%	71.6%	4.5%

Weighted average for the period:
Square foot occupancy	95.9%	95.2%	0.7%	96.3%	94.5%	1.9%
Realized annual rental income per (e):
Occupied square foot	$19.73	$17.46	13.0%	$18.75	$17.24	8.8%
Available square foot	$18.91	$16.62	13.8%	$18.06	$16.29	10.9%
At December 31:
Square foot occupancy				94.8%	94.2%	0.6%
Annual contract rent per occupied square foot (f)				$20.02	$17.90	11.8%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Property tax expense was expensed ratably in 2021 as compared to on an accelerated basis in each of the first three quarters and decreasing in the fourth quarter in 2020. Property tax expense had an overall increase of 3.6% for the year ended December 31, 2021, compared to 2020.
(c)Direct net operating income ("Direct NOI"), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(d)See attached reconciliation of self-storage NOI to net income.
(e)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(f)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities

In addition to the 2,274 Same Store Facilities, we have 513 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2019 or that we did not own as of January 1, 2019, including 338 facilities that were acquired, 70 newly developed facilities, 72 facilities that have been expanded or are targeted for expansion, and 33 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income - Self-Storage Operations” in our December 31, 2021 Form 10-K.
Investing and Capital Activities
During the three months ended December 31, 2021, we acquired 106 self-storage facilities (79 in Texas, five in Colorado, four in North Carolina, three each in Missouri and Oklahoma, two each in Minnesota, Oregon and Tennessee and one each in Florida, Georgia, Kansas, Michigan, Ohio and Washington) with 11.5 million net rentable square feet for $2.3 billion. These include a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion, with 55 properties closed in the fourth quarter of 2021 and one property expected to close in early 2022. These properties are primarily located in the Dallas-Ft. Worth market (52 properties), a high-growth submarket with strong demand drivers and other desirable characteristics.
During 2021, we acquired 232 self-storage facilities (91 in Texas, 39 in Maryland, 13 in Virginia, nine in North Carolina, six each in Colorado, Idaho and South Carolina, five each in Arizona, California, Georgia and Nebraska, four each in Florida, Indiana and Tennessee, three each in Minnesota, Missouri, Ohio, Oklahoma, Oregon and Washington, two each in Illinois, Kansas, Louisiana, Nevada and Utah, and one each in Michigan and Pennsylvania) with 21.8 million net rentable square feet for $5.1 billion.
The preceding discussion of properties acquired, includes our acquisition of the ezStorage portfolio on April 28, 2021, consisting of 48 properties (4.1 million net rentable square feet) for an acquisition cost of $1.8 billion, which includes 47 self-storage facilities and a property that is under construction. These facilities generated revenues of $61.7 million, NOI of $48.5 million (including Direct NOI of $50.2 million) and square footage occupancy of 92.2% for 2021 since the acquisition.
Subsequent to December 31, 2021, we acquired or were under contract to acquire 15 self-storage facilities across 10 states with 1.2 million net rentable square feet, for $212.4 million.

During the three months ended December 31, 2021, we opened two newly developed facilities and various expansion projects (0.4 million net rentable square feet - 0.3 million in California and 0.1 million in North Carolina) costing $46.9 million. During

2021, we opened six newly developed facilities and various expansion projects (1.6 million net rentable square feet - 0.6 million in Florida, 0.5 million in California, 0.2 million in Virginia and 0.1 million each in Colorado, North Carolina and Texas) costing $218.0 million. At December 31, 2021, we had various facilities in development (1.8 million net rentable square feet) estimated to cost $331.0 million and various expansion projects (2.8 million net rentable square feet) estimated to cost $469.0 million. Our aggregate 4.6 million net rentable square foot pipeline of development and expansion facilities includes 1.3 million in California, 0.7 million in Florida, 0.5 million in Maryland, 0.3 million each in New Jersey, Texas and Washington, 0.2 million each in Hawaii, Michigan, Minnesota and New York and 0.4 million in other states. The remaining $527.5 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.

On November 9, 2021, we completed a public offering of three tranches of Unsecured Senior Notes totaling $650 million, $550 million and $550 million, respectively, bearing interest at an annual rate of 1.50%, 1.95% and 2.25%, respectively, and maturing on November 9, 2026, November 9, 2028 and November 9, 2031, respectively.

On November 19, 2021, we issued our 4.000% Series R Preferred Shares for gross proceeds of $435.0 million.

On December 30, 2021, we redeemed our 4.900% Series E Preferred Shares for $350.0 million.

On January 13, 2022, we issued our 4.100% Series S Preferred Shares for gross proceeds of $250.0 million.
Distributions Declared
On February 18, 2022, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 31, 2022 to shareholders of record as of March 16, 2022.
Outlook for the Year Ending December 31, 2022
The following table outlines the Company’s Core FFO per share estimate and certain underlying assumptions for the year ending December 31, 2022:

	Guidance Ranges for 2022
	Low	High
	(Amounts in thousands, except per share data)
Same Store:
Revenue growth	12.00%	15.00%
Expense growth	6.00%	8.00%
Net operating income growth	13.40%	18.00%

Acquisitions	$1,000,000
Development openings	$250,000
Non-Same Store net operating income	$430,000	$470,000
Ancillary net operating income	$150,000	$155,000
General and administrative expense	$105,000	$111,000
Interest expense	$152,000	$160,000
Preferred dividends	$195,000
Capital expenditures	$300,000

Core FFO per share	$14.75	$15.65

Incremental Non-Same Store NOI to stabilization (2023 and beyond)	$180,000
Forward-looking Core FFO per share measures exclude estimates for the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other significant non-cash and/or nonrecurring income or expense items such as loss contingency accruals, casualties, transactional due diligence, and advisory costs. Public Storage is unable to provide a reconciliation of Core FFO per share guidance measures to corresponding U.S. GAAP measures on forward-looking basis without unreasonable effort due to the overall high variability of most of the foregoing items that have been excluded. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future U.S. GAAP results.

Fourth Quarter Conference Call
A conference call is scheduled for February 23, 2022 at 9:00 a.m. (PST) to discuss the fourth quarter earnings results.  The domestic dial-in number is (800) 891-3840, and the international dial-in number is (785) 424-1249 (conference ID number for either domestic or international is PSAQ421). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through March 2, 2022 by calling (800) 945-1517 (domestic), (402) 220-0676 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At December 31, 2021, we had: (i) interests in 2,787 self-storage facilities located in 39 states with approximately 198 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR) which owned 253 self-storage facilities located in seven Western European nations with approximately 14 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at December 31, 2021. Our headquarters are located in Glendale, California.
This press release, our Form 10-K for the year ended December 31, 2021, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to our 2022 outlook and all underlying assumptions, our expected acquisition, disposition, development and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2022 and in our other filings with the SEC including: general risks associated with the ownership and operation of real estate, including changes in demand, risks related to development, expansion, and acquisition of self-storage facilities, potential liability for environmental contamination, natural disasters, and adverse changes in laws and regulations governing property tax, real estate, and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; risks associated with the COVID-19 pandemic (the “COVID Pandemic”) or similar events, including but not limited to illness or death of our employees or customers, negative impacts to the economic environment and to self-storage customers that could reduce the demand for self-storage or reduce our ability to collect rent, and/or potential regulatory actions to (i) close our facilities if we were determined not to be an “essential business” or for other reasons, (ii) limit our ability to increase rent or otherwise limit the rent we can charge, or (iii) limit our ability to collect rent or evict delinquent tenants; the risk that there could be an out-migration of population from certain high-cost major markets, if it is determined that the ability to “work from home,” which has become more prominent during the COVID Pandemic, could allow certain workers to live in less expensive localities, which could negatively impact the occupancies and revenues of our properties in such major high-cost markets; the risk that more jurisdictions will reinstitute COVID Pandemic restrictions, which were previously eased, in response to increases in infections, including as a result of variants such as the Delta or Omicron variants, or if additional pandemics occur; the risk that we could experience a change in the move-out patterns of our long-term customers due to economic uncertainty and increases in unemployment resulting from changes in the macro environment, which could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates; the risk of negative impacts on the cost and availability of debt and equity capital as a result of the COVID Pandemic, which could have a material impact upon our capital and growth plans; the risk that the COVID Pandemic could adversely impact our ability to retain and hire employees, including as a result of vaccine or testing mandates; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; the risk that our existing self-storage facilities may be at a disadvantage in competing with newly developed facilities with more visual and customer appeal; risks related to increased reliance on Google and Sparefoot as customer acquisition channels; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations, and manage properties that we acquire directly or through the acquisition of entities that own and operate self-storage facilities, or to consummate announced acquisitions in the expected timeframe or at all; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the legal and regulatory environment, as well as national, state, and local laws and regulations including, without limitation, those governing environmental issues, taxes, our tenant reinsurance business, and labor, including risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a real estate investment trust (“REIT”), or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to ballot initiatives or other actions that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in United States (“U.S.”) federal or state tax laws related to the taxation of REITs and other corporations; security breaches, including ransomware, or a failure of our networks, systems or technology, which could adversely impact our operations or our business, customer, and employee relationships or result in fraudulent payments; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance, and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays and cost overruns on our projects to develop new facilities or expand our existing facilities; difficulties in our ability to hire and retain skilled management and staff; ineffective succession planning for our CEO, executive management and our other key employees; ongoing litigation and other legal and regulatory actions that may divert management’s time and attention, require us to pay damages and expenses, or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenues:
Self-storage facilities	$869,716	$698,938	$3,203,566	$2,721,630
Ancillary operations	54,600	49,598	212,258	193,438
	924,316	748,536	3,415,824	2,915,068

Expenses:
Self-storage cost of operations	220,331	170,314	852,030	807,543
Ancillary cost of operations	16,524	15,838	68,568	59,919
Depreciation and amortization	205,289	141,406	713,428	553,257
General and administrative	22,258	30,140	101,254	83,199
Interest expense	29,794	14,235	90,774	56,283
	494,196	371,933	1,826,054	1,560,201

Other increases (decreases) to net income:
Interest and other income	2,985	3,522	12,306	22,323
Equity in earnings of unconsolidated real estate entities	150,711	17,634	232,093	80,497
Foreign currency exchange gain (loss)	38,203	(45,703)	111,787	(97,953)
Gain on sale of real estate	—	376	13,683	1,493
Net income	622,019	352,432	1,959,639	1,361,227
Allocation to noncontrolling interests	(2,309)	(1,165)	(6,376)	(4,014)
Net income allocable to Public Storage shareholders	619,710	351,267	1,953,263	1,357,213
Allocation of net income to:
Preferred shareholders – distributions	(48,079)	(48,219)	(186,579)	(207,068)
Preferred shareholders – redemptions	(11,925)	(9,883)	(28,914)	(48,265)
Restricted share units	(1,648)	(999)	(5,326)	(3,545)
Net income allocable to common shareholders	$558,058	$292,166	$1,732,444	$1,098,335

Per common share:
Net income per common share – Basic	$3.19	$1.67	$9.91	$6.29
Net income per common share – Diluted	$3.17	$1.67	$9.87	$6.29
Weighted average common shares – Basic	175,071	174,532	174,858	174,494
Weighted average common shares – Diluted	176,079	174,749	175,568	174,642

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS	(Unaudited)

Cash and equivalents	$734,599	$257,560
Real estate facilities, at cost:
Land	5,134,060	4,375,588
Buildings	17,673,773	12,997,039
	22,807,833	17,372,627
Accumulated depreciation	(7,773,308)	(7,152,135)
	15,034,525	10,220,492
Construction in process	272,471	188,079
	15,306,996	10,408,571

Investments in unconsolidated real estate entities	828,763	773,046
Goodwill and other intangible assets, net	302,894	204,654
Other assets	207,656	172,715
Total assets	$17,380,908	$11,816,546

LIABILITIES AND EQUITY

Notes payable	$7,475,279	$2,544,992
Preferred shares called for redemption	—	300,000
Accrued and other liabilities	482,091	394,655
Total liabilities	7,957,370	3,239,647

Redeemable noncontrolling interests	68,249	—

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 164,000 shares issued (in series) and outstanding, (151,700 at December 31, 2020) at liquidation preference	4,100,000	3,792,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,134,455 shares issued and outstanding (174,581,742 shares at December 31, 2020)	17,513	17,458
Paid-in capital	5,821,667	5,707,101
Accumulated deficit	(550,416)	(914,791)
Accumulated other comprehensive loss	(53,587)	(43,401)
Total Public Storage shareholders’ equity	9,335,177	8,558,867
Noncontrolling interests	20,112	18,032
Total equity	9,355,289	8,576,899
Total liabilities, redeemable noncontrolling interests and equity	$17,380,908	$11,816,546

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Computation of FFO per Share:
Net income allocable to common shareholders	$558,058	$292,166	$1,732,444	$1,098,335
Eliminate items excluded from FFO:
Depreciation and amortization	204,131	140,491	709,349	549,975
Depreciation from unconsolidated real estate investments	19,244	18,074	73,729	70,681
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,002)	(997)	(4,415)	(3,850)
Gains on sale of real estate investments, including our equity share from investments	(134,116)	(376)	(165,272)	(12,791)
FFO allocable to common shares (a)	$646,315	$449,358	$2,345,835	$1,702,350
Diluted weighted average common shares	176,079	174,749	175,568	174,642
FFO per share (a)	$3.67	$2.57	$13.36	$9.75
Reconciliation of Diluted Earnings per Share to FFO per Share:
Diluted earnings per share	$3.17	$1.67	$9.87	$6.29
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.26	0.90	4.44	3.53
Gains on sale of real estate investments, including our equity share from investments	(0.76)	—	(0.95)	(0.07)
FFO per share (a)	$3.67	$2.57	$13.36	$9.75
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to common shares	$646,315	$449,358	$2,345,835	$1,702,350
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	9,549	11,014	46,796	22,845
Foreign currency exchange (gain) loss	(38,203)	45,703	(111,787)	97,953
Impact of preferred share redemption charges, including equity investment share	14,615	9,883	31,604	48,265
Less: Capital expenditures to maintain real estate facilities	(106,559)	(37,764)	(284,200)	(163,834)
FAD (a)	$525,717	$478,194	$2,028,248	$1,707,579
Distributions paid to common shareholders and restricted share units	$350,933	$349,889	$1,402,309	$1,399,361
Distribution payout ratio	66.8%	73.2%	69.1%	82.0%
Distributions per common share	$2.00	$2.00	$8.00	$8.00

(a)FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner. FFO and FFO per share are not a substitute for net income or earnings per share. FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to
Net Income
(Unaudited – amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Self-storage revenues for:
Same Store Facilities	$724,745	$637,256	$2,767,577	$2,504,919
Acquired facilities	78,580	14,596	203,331	42,699
Developed and expanded facilities	59,108	40,638	205,068	149,086
Other Non-Same Store facilities	7,283	6,448	27,590	24,926
Self-storage revenues	869,716	698,938	3,203,566	2,721,630

Self-storage cost of operations for:
Same Store Facilities	173,921	146,394	697,244	711,451
Acquired facilities	25,489	6,435	71,407	20,065
Developed and expanded facilities	18,045	15,427	73,617	66,444
Other Non-Same Store facilities	2,876	2,058	9,762	9,583
Self-storage cost of operations	220,331	170,314	852,030	807,543

Self-storage NOI for:
Same Store Facilities	550,824	490,862	2,070,333	1,793,468
Acquired facilities	53,091	8,161	131,924	22,634
Developed and expanded facilities	41,063	25,211	131,451	82,642
Other Non-Same Store facilities	4,407	4,390	17,828	15,343
Self-storage NOI (a)	649,385	528,624	2,351,536	1,914,087
Ancillary revenues	54,600	49,598	212,258	193,438
Ancillary cost of operations	(16,524)	(15,838)	(68,568)	(59,919)
Depreciation and amortization	(205,289)	(141,406)	(713,428)	(553,257)
General and administrative expense	(22,258)	(30,140)	(101,254)	(83,199)
Interest and other income	2,985	3,522	12,306	22,323
Interest expense	(29,794)	(14,235)	(90,774)	(56,283)
Equity in earnings of unconsolidated real estate entities	150,711	17,634	232,093	80,497
Gain on sale of real estate	—	376	13,683	1,493
Foreign currency exchange gain (loss)	38,203	(45,703)	111,787	(97,953)
Net income on our income statement	$622,019	$352,432	$1,959,639	$1,361,227

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.